                          ALLERGY RESEARCH GROUP, INC.
                              2300 North Loop Road
                            Alameda, California 94502


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 6, 2007

TO THE SHAREHOLDERS OF ALLERGY RESEARCH GROUP, INC.:

     The annual meeting of the shareholders of Allergy Research Group, Inc. (the "Company") will be held at 2300 North Loop Road, Alameda, California 94502, on December 6, 2007 at 10:00 A.M. local time for the following purposes:

     1.   To elect a Board of Directors for the Company.

     2. To approve the continuation of Clancy and Co., P.L.L.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OTHER ITEM LISTED ON THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS.

     Shareholders of record at the close of business on October 25, 2007, are the only persons entitled to notice of and to vote at the meeting.

     Your attention is directed to the attached Proxy Statement. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE. If you are present at the meeting, you may then revoke your proxy and vote in person, as explained in the Proxy Statement in the section entitled "ANNUAL MEETING OF SHAREHOLDERS - December 6, 2007." A return envelope is enclosed for your convenience.


                                                  /s/ Susan D. Levine
                                                  ------------------------------
                                                  Susan D. Levine
                                                  Secretary

                                                  Dated: November 8, 2007

                        ---------------------------------

                                 PROXY STATEMENT

                        ---------------------------------


                          ALLERGY RESEARCH GROUP, INC.
                              2300 North Loop Road
                            Alameda, California 94502


                ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 6, 2007

     The enclosed Proxy is solicited by the Board of Directors of Allergy Research Group, Inc. (the "Board") in connection with the annual meeting of shareholders of Allergy Research Group, Inc. (the "Company") to be held on December 6, 2007 at 10:00 A.M. local time at 2300 North Loop Road, Alameda, California 94502, and at any adjournments thereof. The cost of solicitation, including the cost of preparing and mailing the Notice of Shareholders' Meeting and this Proxy Statement, will be paid by the Company. Such mailing took place on approximately November 8, 2007. Representatives of the Company may, without cost to the Company, solicit Proxies for the management of the Company by means of mail, telephone or personal calls.

                                     VOTING

VOTING PROCEDURES

     A Proxy with respect to the Company may be revoked at any time before the meeting by giving written notice of revocation to the Secretary of the Company, or may be revoked at the meeting, prior to voting. Unless revoked, properly executed Proxies with respect to the Company will be voted as indicated in this Proxy Statement. In instances where choices are specified by the shareholders in the Proxy, those Proxies will be voted or the vote will be withheld in accordance with each shareholder's choice. An "abstention" on any proposal will be counted as present for purposes of determining whether a quorum of shares is present at the meeting with respect to the proposal on which the abstention is noted, but will be counted as a vote "against" such proposal. Should any other matters come before the meeting, it is the intention of the persons named as Proxies in the enclosed Proxy to act upon them according to their best judgment.

SHAREHOLDERS HOLDING IN NAME OF NOMINEE

     You may vote all of your shares held in your name as a shareholder of record, as well as those held by you as a beneficial owner through your stockbroker, bank or other nominee. With respect to shares held in street name, or as a beneficial owner, you may direct your broker or other nominee who is considered the shareholder of record as to how you want those shares to be voted. If you plan to attend the Annual Meeting and vote those shares in person, you will require a proxy, executed in your favor, from the shareholder of record in order to vote the shares. Only proxy holders and shareholders of record will be allowed to vote at the Annual Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     Only shareholders of record at the close of business on October 25, 2007 may vote at the meeting or any adjournments thereof. As of that date there were approximately 14,463,805 outstanding common shares of all classes, $.001 par value, of the Company. Each shareholder of the Company is entitled to one vote for each share of the Company held. Voting for the election of directors is not cumulative, which means that the holders of a majority of the Company's outstanding shares have the power to elect the entire Board of the Company. None of the matters to be presented at the meeting will entitle any shareholder of the Company to appraisal rights.

ADJOURNMENTS

     In the event that Proxies which are sufficient in number to constitute a quorum are not received by December 3, 2007, the persons named as Proxies may propose one or more adjournments of the meeting to permit further solicitation of Proxies. Such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or by Proxy at the meeting. The persons named as Proxies will vote in favor of such adjournment.

PROPOSALS

     At the annual meeting, you will be asked to re-elect the current members of the Board and to approve the selection of the independent public accountant for the Company.

                                 SHARE OWNERSHIP

     The following table provides information as of October 25, 2007 concerning the beneficial ownership of the Company's common stock by (i) each director,
(ii) each named executive officer, (iii) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, and
(iv) the directors and officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock owned by them.

-----------------------------------------------------------------------------------------------------
                          Name and Address of               Amount and Nature of        Percent of
Title of Class             Beneficial Owner                 Beneficial Ownership        Class(1)(4)
-----------------------------------------------------------------------------------------------------
$.001 par value        Stephen Levine, Ph.D.                    10,113,250 (2)             70%
common stock           Susan Levine
                       2300 North Loop Road
                       Alameda, California  94502

$.001 par value        Manfred Salomon                              99,750                .7%(3)
common stock           2300 North Loop Road
                       Alameda, CA  94502

$.001 par value        Officers and Directors as a group          10,114,750               70%
common stock

(1) Where persons listed on this table have the right to obtain additional shares of Common Stock through the exercise of outstanding options or warrants or the conversion of convertible securities within sixty (60) days from October 25, 2007, these additional shares are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such persons, but are not deemed outstanding for the purpose of computing the percentage owned by any other person.
(2) Represents shares held jointly by Stephen and Susan Levine as community property.
(3) Included in this table is a fully vested option held by Manfred Salomon to purchase 98,250 shares of common stock at an exercise price of $.40 per share.
(4)  Percentages are based on 14,463,805 shares outstanding on October 25, 2007.

                          ANNUAL REPORT OF THE COMPANY

     The annual report of the Company containing audited financial statements for the twelve months ended December 31, 2006 was mailed to the shareholders on or about November 8, 2007.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     It is intended that the enclosed Proxy will be voted for the election of the three (3) persons named below as directors for the Company unless such authority has been withheld in the respective Proxy. The term of office of each person elected to be a director of the Company will be until the next regular or annual meeting of the shareholders at which election of directors is an agenda item and until his or her successor is duly elected and shall qualify. Pertinent information regarding each nominee for the past five years is set forth following his or her name below.

-------------------------------------------------------------------------------------------------------------
NAME AND AGE            POSITION WITH THE COMPANY AND PRINCIPAL OCCUPATIONS                  ADDRESS
-------------------------------------------------------------------------------------------------------------
Stephen Levine,     Dr. Levine has served as the Company's Chief Executive              2300 North Loop Rd.
Ph.D.               Officer from December 1997 to January 1999 and recommenced          Alameda, CA 94502
(57)                service to the Company in that capacity in January 2000,
                    upon resignation of the interim CEO. Dr. Levine has been
                    Chairman of the Board and a Director of the Company since
                    December 1997. In January 2001, Dr. Levine was appointed
                    Chief Financial Officer of the Company. Dr. Levine graduated cum laude from the State University College in Buffalo, New
                    York and received his Ph.D. from the University of
                    California, Berkeley. In 1979, Dr. Levine founded
                    NutriCology, Inc. and was employed as its owner and operator from that time until 1998, when NutriCology was acquired by the Company. He now serves as Chairman of the Board of
                    Directors, as well as being employed as the Chief Executive
                    Officer. Dr. Levine is the author of AntiOxidant Adaption,
                    Its Role in Free Radical Pathology. Dr. Levine is the
                    husband of Susan Levine, who acts as Vice President,
                    Secretary and a Director for the Company.
-------------------------------------------------------------------------------------------------------------
Susan Levine        Mrs. Levine has served as the Secretary and Vice-President          2300 North Loop Rd.
(53)                of the Company since December 1997, and was elected to the          Alameda, CA 94502
                    Board at that time. Mrs. Levine resigned her board
                    membership temporarily between January 1999 and January
                    2000. Since 1980, Mrs. Levine has worked with her husband,
                    Dr. Stephen Levine, in the creation and development of
                    Nutricology. Mrs. Levine currently works on marketing
                    concerns. Prior to working for the Company, Mrs. Levine was the Director of Senior Housing ECHO, a non-profit
                    organization located in Hayward, California, where her
                    duties included grant writing and coordination of workers
                    for social programs.
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Ed Kane             Mr. Kane has served as a Director of the Company since              2300 North Loop Rd.
(80)                November 8, 2000. From 1955 to present, Mr. Kane has acted          Alameda, CA 94502
                    as the sole owner and Chairman of the Board of Kane Steel.
                    Mr. Kane also started K-TRON International ("KTII") in 1964.
                    KTII was the first to digitize weigh feeding, which is a
                    system used to continuously weigh and feed material for the process industries. KTII is listed on the over-the-counter market, with plants in Switzerland and the United States. In addition, Mr. Kane started K-FLOW International ("KFI") in
                    1980 to manufacture a patented mass flow meter. KFI was
                    merged into the instrument division of the Swiss firm ABB in
                    1991. Expanding into the health field in 1995, Mr. Kane and his wife Patricia, a Ph.D., founded BodyBio Corporation, a specialized laboratory analysis service utilized by
                    physicians worldwide in interpreting blood test results. Mr.
                    Kane is currently the chief executive officer of BodyBio
                    Corporation. Mr. Kane has been a student of science and
                    medicine for most of his adult life, and holds a degree from
                    Temple University. Mr. Kane's particular focus has been on fatty acid metabolism. Mr. Kane presently sits on the
                    Advisory Board of UMDNJ- School of Osteopathic Medicine. He
                    has been a visiting professor at the Wharton School of
                    Business in Philadelphia and instructs physicians in a
                    biomedical course on lipid metabolism five times yearly. Mr.
                    Kane holds several U.S. patents on steel structures,
                    instrumentation and biochemistry. The city of Millville, New
                    Jersey recognized Mr. Kane as one of the three leading
                    industrialists of the last half century.
-------------------------------------------------------------------------------------------------------------

     None of the persons named as nominees for the Company are directors of any other Reporting Companies. "Reporting Companies" include companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or subject to the requirements of Section 15(d) of the 1934 Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

     In voting for directors, you must vote all of your shares noncumulatively. This means that the owners of a majority of the Company's outstanding shares have the power to elect the Company's entire Board. The vote of a majority of shares of the Company represented at the meeting, provided at least a quorum (a majority of the outstanding shares) is represented in person or by proxy, is sufficient for the election of the above nominees to the Board. By completing the Proxy, you give the Proxy the right to vote for the persons named in the table above. If you elect to withhold authority for any individual nominee or nominees, you may do so by making an "X" in the box marked "VOTE FOR NOMINEE(S) NOT LINED OUT," and by striking a line through the nominees' name or names on the Proxy for which you do not vote.

DIRECTOR INDEPENDENCE

     The Board of Directors has determined that only Ed Kane qualifies as "independent" within the meaning of Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market and Securities Exchange Act Rule 10A-3

ATTENDANCE AT MEETINGS

     The Board for the Company took action seven times during its last fiscal year through meetings or by unanimous written consent. The 2006 Annual Shareholders' Meeting was attended by all board members except Mr. Kane. Although directors are encouraged to attend the annual meetings, the Company does not have a policy on individual director attendance at shareholder meetings.

COMMUNICATION WITH SHAREHOLDERS

     Shareholders who wish to communicate with members of the Board of Directors, including independent directors, individually or as a group, may send correspondence to them in care of the Secretary of the Company directed to its principal office at 2300 North Loop Road, Alameda, California 94502.

CODE OF BUSINESS CONDUCT AND ETHICS

     The board has adopted a Code of Business Conduct and Ethics that applies to the Company's directors, officers and employees; a copy of this policy is available via our website at www.allergyresearchgroup.com. We have also filed a copy of the Code of Conduct and Ethics with the SEC as an exhibit to our Annual Report on Form 10-KSB for fiscal year 2002, filed on March 31, 2003.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors currently does not have separate audit, nominating and compensation committees. The functions which would ordinarily be performed by each of these committees are performed by the full board. Although we currently are not obligated to establish such committees, our Board of Directors may, in the future, elect to establish separate committees to perform these functions provided independent directors are available and willing to serve on such committees.

AUDIT COMMITTEE FUNCTIONS

     The Company is not a "listed company" under SEC rules and is therefore not required to have an audit committee comprised of independent directors. We do not currently have an audit committee, however, for certain purposes of the rules and regulations of the SEC, our Board of Directors is deemed to be the Company's audit committee. Our Board of Directors has determined that its members do not include a person who is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC. The Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, the Board of Directors believes that each of its members has the sufficient knowledge and experience necessary to fulfill the duties and obligations ordinarily fulfilled by an audit committee. It is the practice of our Board of Directors to review the Company's audited annual financial statements and unaudited quarterly financial statements with the Company's independent auditors.

     Management is responsible for the Company's financial statements and the financial reporting process, including internal controls. The independent auditors' are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and for issuing a report thereon. The Board's responsibility is to monitor and oversee these processes.

     In this context, the Board has held discussions with management and the independent auditors regarding the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61, "COMMUNICATION WITH AUDIT COMMITTEES" and SAS No. 90, "AUDIT COMMITTEE COMMUNICATIONS." These matters included a discussion of the independent auditors' judgments about the quality (not just the acceptability) of the Company's accounting principles as applied to financial reporting. Management represented to the Board that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, and the Board has reviewed and discussed the consolidated financial statements with management and the independent auditors. The independent auditors also provided the Board with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Board discussed with the independent auditors that firm's independence.

NOMINATING COMMITTEE FUNCTIONS

     We do not currently have a separate nominating committee. The Board of Directors is responsible for considering and making recommendations to the shareholders concerning nominees for election as director at the Company's meetings of shareholders, and nominees for appointments to fill any vacancy on the Board. Because of the practical necessity that a candidate for director must be acceptable to Dr. Levine, in his capacity as holder of a majority of the Company's voting stock, in order to be elected, the Board believes it is desirable for the nomination function to be fulfilled by the full Board, including Dr. Levine, rather than by a nominating committee that does not include him. When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Board will proceed by whatever means it deems appropriate to identify a qualified candidate or candidates. The Board will evaluate the qualifications of each candidate.

     The Board has no established policy with regard to the consideration of any director or candidate recommended by shareholders of the Company. Because of the practical necessity that a candidate for director must be acceptable to Dr. Levine, in his capacity as holder of a majority of the Company's voting stock, in order to be elected, the Board does not believe that such a policy is necessary at this time. However, the Board will consider including in its slate of director nominees for an annual shareholders' meeting a nominee submitted to the Company by a shareholder. In order for the Board to consider such nominees, the nominating shareholder should submit the information about the nominee and nominating shareholder to the President at the Company's principal executive offices at least 120 days before the first anniversary of the date that the Company's Proxy Statement was released to shareholders in connection with the previous year's annual meeting of shareholders. The nominating shareholder should expressly indicate that such shareholder desires that the Board consider such shareholder's nominee for inclusion with the Board's slate of nominees for the meeting. The nominating shareholder and shareholder's nominee should undertake to provide, or consent to the Company obtaining, all other information the Board requests in connection with its evaluation of the nominee. The Board did not receive any nominations for director from any of the Company's common stock within the prescribed time period for presentation at the 2007 meeting.

COMPENSATION COMMITTEE FUNCTIONS

     As indicated above, since the Company does not currently have a compensation committee. Any compensation for officers must be approved by the Board of Directors. Compensation for Directors must be approved by the shareholders under the Company's Bylaws.

     The Board of Directors reviews and compensation for all officers of the Company and determines the amount of compensation, including bonus compensation, based on employee performance and qualifications, market conditions and the Company's financial performance, among other criteria. In determining compensation, including equity compensation, the Board receives recommendations from the Company's senior management, which are typically presented to the Committee by its Chief Executive Officer and Chief Financial Officer, Dr. Stephen Levine, and its President, Fred Salomon.

     The following discussion sets forth the types of compensation, objectives and policies considered by our Board of Directors in establishing compensation for our executive officers, including Dr. Levine, Susan Levine and Fred Salomon, who are each listed on the Summary Compensation table below.

     The Company's compensation policies are designed to attract and retain experienced and highly competent individuals and to provide incentives which reward contributions by such individuals to the success and implementation of the Company's business strategies, while enhancing long-term shareholder value. At the same time, the Company's executive compensation structure is relatively straightforward and simple in design, and is scaled in accordance with both the size and scope of the Company's operations and the economies of the communities in which the Company operates and in which its executives are based.

     Compensation of the Company's executive officers consists primarily of a base salary, representing a "not-at-risk" component intended to provide market rate compensation to our officers for fulfilling the responsibilities of their respective positions, plus an "at-risk" component consisting of an opportunity for each of the Company's key officers to receive a discretionary bonus at the end of the year. Discretionary bonuses are generally determined as an aggregate percentage of the Company's annual net income before taxes to be distributed to all employees as determined by the Board of Directors.

     Our officers also participate in the 401(k) retirement plan that the Company makes available to substantially all of its employees, and a portion of any annual, discretionary contributions made by the Company to this plan is allocated to the account of each participating employee (including each participating executive officer). The Company's compensation programs do not include extensive fringe benefits for either officer or non-officer employees. The opportunity to participate in group insurance benefits is made available to all full-time Company employees, including our officers. Our employee benefit plans are discussed in more detail below.

     From time to time, our Board of Directors may determine to grant options to purchase shares of our common stock to our executive officers and other employees as bonus or incentive compensation under our 1998 Incentive Stock Option Plan (discussed below). No options have been granted by our Board of Directors to any of our employees since 2003. Since 2004, the Board has granted incentive compensation in the form of annual cash bonuses as based on overall Company performance.

     There is no predetermined target allocation or mix of the elements of compensation listed above. However, as described above and indicated by the Summary Compensation Table presented below, our Board of Directors intends that each executive officer's compensation will consist primarily of the base salary plus any annual bonus earned.

     Our executive salaries are set at a level believed by the Board of Directors to be appropriate to the size and scope of the Company's operations, its reputation and position in the marketplace. Accordingly, the Board of Directors does not engage in any "benchmarking" or similar comparisons to a peer group of nutritional supplement companies in setting the compensation of our officers, since those companies vary widely in size, market position, quality and location.

     The Board believes that providing each of our key executives with the opportunity to earn a bonus that can represent a significant portion of such officer's total compensation for any year in which the Company achieves significant pre-tax income, despite the difficult competitive conditions we have faced over the past two fiscal years provides the most direct and effective means of rewarding our officers for managing the Company in a manner that seeks to preserve and enhance shareholder value. Accordingly, for each of the last three years, the Board has provided the Company's executive officers with the opportunity to earn annual bonuses as reflected on the Summary Compensation Table. The Board of Directors retains the discretion to make changes or eliminate a bonus payment to any officer in accordance with its ultimate evaluation of such officer's performance during the year. In the usual case, if the Company is profitable bonuses will be paid accordingly. Reflecting the lower net earnings of the Company in 2005 and 2006, the Board decreased annual bonuses awarded to executive officers in 2005 by approximately 20% from bonuses awarded in 2004, and by approximately 10% in 2006 from 2005.

     Our Board of Directors makes every reasonable effort to ensure that all compensation paid to our executive officers is fully deductible, provided it determines that application of applicable limits are consistent with our needs and executive compensation philosophy. Our income tax deduction for executive compensation is limited by Section 162(m) of the Internal Revenue Code to $1 million per executive per year, unless compensation above that amount is "performance-based." This limit applies to our Chief Executive Officer and the other executive officers that are most highly compensated. They are identified in the Summary Compensation Table below. We have not had any deductions limited by Section 162(m) of the Internal Revenue Code to date.

     DIRECTOR COMPENSATION
     ---------------------

     The Company does not maintain any separate pension, retirement or other arrangement for compensating its officers who also act as Directors. Beginning in 2007, independent directors will receive $1,500 per meeting attended. No compensation was paid to Directors during the fiscal year ended December 31, 2006. Directors who also act as officers of the Company receive compensation for services rendered to the Company in those other capacities.

     EXECUTIVE OFFICER COMPENSATION
     ------------------------------

     The following table sets forth the remuneration to the Company's executive officers for the past three fiscal years:

                                        SUMMARY COMPENSATION TABLE

                                                                Long Term Compensation
                                                         ------------------------------------
                               Annual Compensation               Awards           Payouts
                           -----------------------------------------------------------------
                                                Other                 Securities
                                                Annual   Restricted      Under-               All Other
Name and                                        Compen-     Stock        lying      LTIP       Compen-
Principal                    Salary    Bonus    sation     Award(s)     Options    Payouts     sation
Position           Year      ($)(6)     ($)       ($)        ($)          (#)        ($)         ($)
--------------------------------------------------------------------------------------------------------
Stephen Levine,    2004     324,477   125,000                                                 25,422(1)
CEO and CFO        2005     309,616   100,000                                                 20,422(2)
                   2006     309,616    90,000                                                 20,422(2)

Manfred (Fred)     2004     120,923   120,000                                                 12,231(3)
Salomon,           2005     115,385   100,000                                                 10,500(3)
President          2006     115,385    90,000                                                 10,500(3)

Susan Levine,      2004     195,517    50,000                                                 19,580(4)
Secretary and      2005     186,562    40,000                                                 18,006(5)
Vice President     2006     186,562    36,000                                                 18,006(5)

(1) Represents 401(k) matching funds of $16,000, long-term disability policy of $2,427 and a life insurance policy of $6,995.
(2) Represents 401(k) matching funds of $11,000, long-term disability policy of $2,427 and a life insurance policy of $6,995.
(3)  Represents 401(k) matching funds.
(4) Represents 401(k) matching funds of $11,574, long-term disability of $2,251 and a life insurance policy of $4,755.
(5) Represents 401(k) matching funds of $11,000, long-term disability policy of $2,251 and a life insurance policy of $4,755.
(6) There has not been a salary increase for officers since 2003. The 2004 wages are higher than 2005 due to our bi-weekly processing of payroll and the timing of payments.

     During the fiscal years ended December 31, 2006 and 2005, the Company did not grant any stock options to executive officers. Options granted in 2003 are included in the table below:

---------------------------------------------------------------------------------------------------
                     Number of Securities  % of Total
                     Underlying Options/   Options/SAR's
                     SARs                  Granted to Employees   Exercise or Base    Expiration
Name                 Granted (#)           in Fiscal Year         Price ($/Sh)        Date
---------------------------------------------------------------------------------------------------
Manfred Salomon      98,250                26%                    $.40 per share      05/12/2008
---------------------------------------------------------------------------------------------------

     The following table is intended to provide information as to the number of stock options exercised by each of the executive officers listed above, the value realized upon exercise of such options, and the number and value of any unexercised options still held by such individuals.

                                                                       Number of
                                                                       Securities
                                                                       Underlying            Value of Unexercised
                                                                       Unexercised           In-the-Money
                                                                       Options/SARs at       Options/SARs at FY-
                                                                       FY-End (#)            End ($)

                          Shares Acquired on                           Exercisable/          Exercisable/
Name                      Exercise (#)           Value Realized ($)    Unexercisable         Unexercisable
------------------------------------------------------------------------------------------------------------------
Manfred Salomon                    0                     0               98,250/0                84,495/0(1)

(1) On May 12, 2003, the Company issued an option to purchase 98,250 shares of Common Stock to Manfred Salomon under the Company's 1998 Incentive Stock Option Plan. The option can be exercised for $.40 per share and were fully vested on the grant date. The option expires on May 12, 2008.

     EMPLOYMENT AGREEMENTS
     ---------------------

     The Company does not have a current employment agreement with its Chief Executive Officer and Chief Financial Officer or with its President.

     TERMINATION AND CHANGE OF CONTROL PROVISIONS
     --------------------------------------------

     None of our officers, including the named executive officers listed above, have any employment, severance or change of control agreements with the Company. Accordingly, such officers will not receive compensation in connection with any termination of employment due to death, disability, retirement or any other reason, except for such benefits as are available generally to all salaried employees under the Company's 401(k) Plan, insurance and other benefits programs.

     EMPLOYEE BENEFITS
     -----------------

     1998 INCENTIVE STOCK OPTION PLAN. The Company's Board of Directors and shareholders adopted the 1998 Incentive Stock Option Plan on July 10, 1998 and reserved an aggregate of 1,000,000 shares of Common Stock for grants of stock options under the plan. The purposes of the 1998 Incentive Stock Option Plan are
(a) to attract and retain the best available people for positions of substantial responsibility and (b) to provide additional incentive to the employees of the Company and to promote the success of the Company's business.

     The 1998 Incentive Stock Option Plan is administered by the Board of Directors, which has the authority to select individuals who are to receive options under the Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the vesting provisions, the option term and the exercise price. The 1998 Incentive Stock Option Plan includes two separate plans: Plan A provides for the granting of options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and Plan B provides for the granting of non-qualified stock options. Each Plan will terminate on September 23, 2012, unless sooner terminated by the Board.

     An option granted under the 1998 Incentive Stock Option Plan expires five
(5) years from the date of grant or, if earlier, on the date of the optionee's termination of employment or service, and no more than six (6) months following the optionee's death or disability. Options granted under the 1998 Incentive Stock Option Plan are not generally transferable by the optionee except by will or the laws of descent and distribution and generally are exercisable during the lifetime of the optionee only by such optionee. The Board of Directors has authority to grant options under the 1998 Incentive Stock Option Plan to non-officer employees (including outside directors) of the Company and consultants to the Company at an exercise price not less than the fair market value of the Common Stock on the date of grant.

     In the event of (i) the merger or consolidation of the Company in which it is not the surviving corporation, or pursuant to which shares of Common Stock are converted into cash, securities or other property (other than a merger in which holders of Common Stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger), (ii) the sale, lease, exchange or other transfer of all or substantially all of the Company's assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of Common Stock of any plan or proposal for the Company's liquidation or dissolution (each, "Corporate Transaction"), the Board of Directors will determine whether provision will be made in connection with the Corporate Transactions for assumption of the options under the 1998 Incentive Stock Option Plan or substitution of appropriate new options covering the stock of the successor corporation, or an affiliate of the successor corporation. If the Board of Directors determines that no such assumption or substitution will be made, each outstanding option under the 1998 Incentive Stock Option Plan shall automatically accelerate so that it will become 100% vested and exercisable immediately before the Corporate Transaction.

     RULE 401(K) RETIREMENT PLAN. In January 1997, Nutricology, Inc. adopted the NutriCology, Inc. 401(k) Retirement Plan (the "401(k) Plan"). Eligible employees may contribute any portion of their annual compensation, subject to the limitations established annually by the Internal Revenue Service, and the Company will match 100 percent of an employee's contribution, limited to 5% of the employee's compensation. Total provisions with respect to this plan approximated $76,000 and $94,000, for the years ended December 31, 2006 and 2005, respectively. The decrease is due to a refund of 2005 matching which was applied to 2006 and reduced the amount the company had to pay.

     CAFETERIA PLAN. In May 1999, the Company adopted the Nutricology, Inc./Allergy Research Group, Inc. Cafeteria Plan pursuant to section 125 of the Internal Revenue Code ("Cafeteria Plan"), retroactive to January 1999. Eligible employees may contribute a portion of their upcoming pay to special funds or accounts to pay for certain benefits under the Cafeteria Plan, including health care reimbursement, day-care assistance and insurance premiums on health care insurance programs. Ordinarily, these expenses would be paid with out-of-pocket, taxable dollars. Under the Cafeteria Plan, the amounts contributed are not subject to Federal income or Social Security taxes. Employees may submit requests for reimbursement of these expenses to the administrator of the Cafeteria Plan, BenefitStreet.com, at any time during a plan year. At the end of each plan year, the employees forfeit any unspent monies unless requests for reimbursement are made no later than 90 days after the end of the year. In 2005, the plan was amended to allow eligible expenses to include those incurred through March 15 of the following year. We automatically contribute enough of the employee's compensation to pay for insurance coverage provided under our health plan; however, it is up to the employee to determine the amount of any additional contributions.

     EQUITY COMPENSATION PLAN INFORMATION
     ------------------------------------

     The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006.

-------------------------------------------------------------------------------------------------------------------
Plan Category                  Number of Securities to Be   Weighted-average Exercise   Number of Securities
                               Issued Upon Exercise of      Price of Outstanding        Available For Future
                               Outstanding Options,         Options, Warrants and       Issuance Under Equity
                               Warrants And Rights          Rights                      Compensation Plans
                                                                                        (Excluding Securities
                                                                                        Reflected in Column (a))
                                           (a)                          (b)                      (c)
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans      333,750 common shares(1)                $.40             616,750 common shares
approved by security holders
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans      None                                    None             None
not approved by security
holders
-------------------------------------------------------------------------------------------------------------------
Total                          333,750 common shares                   $.40             616,750(2) common shares
-------------------------------------------------------------------------------------------------------------------

(1) Issued under Allergy Research Group, Inc.'s 1998 Incentive Stock Option Plan 1 in 2003.
(2)  Represents common shares issuable under 1998 Incentive Stock Option Plan 1.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As indicated above, the Board of Directors currently has not appointed a separate compensation committee, primarily due to a lack of independent members on our Board of Directors sufficient to comprise such a committee. Our Board consists of three members, two of whom are also executive officers of the Company. In addition to the members of the Board of Directors, our President, Fred Salomon, was also involved in discussions with the Board of Directors regarding compensation of our executive officers.

EXECUTIVE OFFICERS

     Certain information about the current executive officers of the Company is set forth below. Each executive officer of the Company may be removed from office at any time by a majority of the Company's Board of Directors with or without cause.

     STEPHEN LEVINE, PH.D. (57) has served as the Company's Chief Executive Officer from December 1997 to January 1999 and recommenced service to the Company in that capacity in January 2000, upon resignation of the interim CEO. Dr. Levine has been Chairman of the Board and a Director of the Company since December 1997. In January 2001, Dr, Levine was appointed Chief Financial Officer of the Company. Dr. Levine graduated cum laude from State University College in Buffalo, New York and received his Ph.D. from the University of California, Berkeley. In 1979, Dr. Levine founded NutriCology, Inc. and was employed as its owner and operator from that time until 1998, when NutriCology was acquired by the Company. He now serves as Chairman of the Board of Directors, as well as being employed as the Chief Executive Officer. Dr. Levine is the author of Antioxidant Adaptation, Its Role in Free Radical Pathology.

     FRED SALOMON (68) has served as President since August 12, 2003. He was hired in 2002 to fill the role of Director of Operations. Mr. Salomon brings 40 years of executive management experience. He comes from the home-sewing and craft industry, where he managed and grew several businesses. He also founded his own company, which he sold to the McCall Pattern Company, where he served as Chief Operating Officer of their national distribution company, NMI, Inc. From July 1982 through June 2002, Mr. Salomon was general manager of Lion Notions, Inc. and Fantasy Importers, Inc., both privately held corporations.

     SUSAN LEVINE (53) has served as the Secretary, Director and Vice President to the Company since December 1997. Ms. Levine resigned her board membership temporarily between January 1999 and January 2000. Since 1980, Ms. Levine has worked with her husband, Dr. Stephen Levine, in the creation and development of Nutricology. Ms. Levine currently works on marketing concerns. Prior to working for the Company, Ms. Levine was the Director of Senior Housing ECHO, a non-profit organization located in Hayward, California, where her duties included grant writing and coordination of workers for social programs.

     Susan Levine is the wife of Stephen Levine. There are no other family relationships between the executive officers and/or the proposed directors. The Company's address is: 2300 North Loop Road, Alameda, California 94502.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To our knowledge, all reports that were required to be filed by our directors, officers or principal shareholders during 2006 under Section 16(a) of the Securities Exchange Act of 1934, were timely filed.

FAMILY RELATIONSHIPS

     Dr. Stephen Levine, the Company's Chief Executive Officer and Chairman of the Board of Directors, and Susan Levine, the Company's Secretary, are husband and wife.

     On January 4, 2005, the Company entered into a lease for office and warehouse space located at 2300 North Loop Road, Alameda, California with AriBen Corporation, a single-purpose California corporation wholly-owned by Stephen and Susan Levine. The leased premises consist of approximately 29,821 square feet of office and industrial space. The lease, which has a term of ten years with options to renew for two subsequent periods of ten and five years, respectively, has a base monthly rent of $24,000 for the initial period, $30,000 for the first option period and $35,000 for the second option period. Rent will be adjusted annually during the second five years of each 10-year lease period based on the consumer price index, with a minimum increase of three percent. No security deposit is required under the lease.

     Our Board of Directors has not adopted a written policy or procedure for the review, approval or ratification of related party transactions. Our Board of Directors is currently comprised of three members, two of whom are not only officers of the Company but are also married. As a result, a written policy requiring independent approval of each related party transaction is not practical in the judgment of the Board of Directors. The Board of Directors has in each circumstance consulted independent advisors with respect to related party transactions, including, with respect to the foregoing transaction, market research and real estate agents in the area surrounding the Company's facilities. Based upon its overall review of the facts and circumstances presented, the Board makes a determination as to whether the contract or transaction is fair and reasonable to the Company at the time it is authorized in accordance with Florida law. The vote of our independent director, Ed Kane, was required for approval of the above-referenced transaction.

REQUIRED VOTE

     Each of the nominees has agreed to serve as a director of the Company until his or her replacement is elected and qualified. If any unforeseen event prevents one or more of the nominees from serving as a director, your votes will be cast for the election of a substitute or substitutes selected by the Board. In no event, however, can the Proxies be voted for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxies will vote for the election of each nominee to serve as a director of the Company.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.


                                   PROPOSAL 2

                          RATIFICATION OR REJECTION OF
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected Clancy and Co., P.L.L.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007 and has directed that management submit the selection of independent registered public accounting firm to the shareholders for ratification at the Annual Meeting. Clancy and Co., P.L.L.C. audited the Company's financial statements for fiscal 2006. No representative of Clancy and Co., P.L.L.C. is expected to be present at the Annual Meeting.

     Shareholders are not required to ratify the selection of Clancy and Co., P.L.L.C. as the Company's independent registered public accounting firm. However, the Board is submitting the selection of Clancy and Co., P.L.L.C. to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year it determines that such a change would be in the best interests of the Company and its shareholders.

AUDIT FEES

     The aggregate fees billed by Clancy and Co., P.L.L.C. for professional services rendered for the audit of the Company's annual financial statements on Form 10-KSB and the reviews of the financial statements included in the Company's Form 10-QSB's for the fiscal years ended December 31, 2006 and 2005 was $52,000 and $45,200, respectively.

TAX FEES

     The aggregate fees billed for tax compliance rendered by our independent auditors for both years ended December 31, 2006 and 2005 was $6,000.

ALL OTHER FEES

     None.

     The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to ratify the selection of Clancy and Co., P.L.L.C.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE PROPOSAL. UNLESS OTHERWISE INSTRUCTED, THE PROXIES WILL VOTE IN FAVOR OF THE PROPOSAL TO RATIFY THE SELECTION OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

                                  OTHER MATTERS

     Management does not intend to present any business at the meeting not mentioned in this Proxy Statement, and currently knows of no other business to be presented. If any other matters are brought before the meeting, the appointed proxies will vote all Proxies on such matters in accordance with their judgment of the best interests of the Company.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's next Annual Meeting of Shareholders must be received by the Company no later than July 25, 2008 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                            /s/ Susan D. Levine
                                            ------------------------------------
                                            Susan D. Levine
                                            Secretary
                                            Dated: November 8, 2007

PROXY                                                                      PROXY

                          ALLERGY RESEARCH GROUP, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 6, 2007

     The undersigned hereby appoints Stephen Levine and Susan Levine, CEO and Secretary, respectively, and each of them, as attorneys and Proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Allergy Research Group, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2300 North Loop Road, Alameda, California 94502 on December 6, 2007 at 10:00 A.M. local time and at any and all continuations and adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and on all matters that may properly come before the meeting. With respect to any matter not known to the Company as of November 8, 2007, such proxies are authorized to vote in their discretion.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

          YOUR VOTE IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE,
                    SIGN, DATE AND PROMPTLY RETURN THIS PROXY
                            IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on the other side)

                          ALLERGY RESEARCH GROUP, INC.

        PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
                       DIRECTOR AND FOR PROPOSAL 2.

1. To elect three directors to hold office until the 2007 Annual Meeting of Shareholders.

     FOR             WITHHELD         VOTE FOR NOMINEE(S) NOT LINED OUT

     [ ]             [ ]              [ ] Strike a line through the nominee(s)
                                          name or names below that you do not
                                          vote for

     NOMINEES: Susan Levine, Stephen Levine and Ed Kane

2. To approve the continuation of Clancy and Co., P.L.L.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007.

     FOR             AGAINST         ABSTAIN

     [ ]             [ ]             [ ]




____________________   ____________________   __________________________________
Date                   Shares Held            Signature

                                              __________________________________
                                              Print Name


____________________   ____________________   __________________________________
Date                   Shares Held            Signature

                                              __________________________________
                                              Print Name

Please vote, sign, date and promptly return this proxy in the enclosed return envelope, which is postage paid if mailed in the United States.

Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership or limited liability company, please sign the company name by authorized person.